Exhibit 10.2
CHANGE‑IN‑CONTROL AND SEVERANCE AGREEMENT
This Change‑in‑Control and Severance Agreement (this “Agreement”), dated as of September 1, 2017 (the “Effective Date”), is made by and between Windstream Services, LLC, a Delaware Company (the “Company,” as defined below), and NAME (as hereinafter defined, “Executive”).

ARTICLE I
DEFINITIONS

For the purposes of this Agreement the following definitions shall apply:

1.1.    “Accrued Obligations” means the sum of (a) Executive’s Base Salary through the Date of Termination to the extent not already paid, (b) Executive’s business expenses that are reimbursable in accordance with the Company’s policies and for which Executive submits for reimbursement within thirty (30) calendar days following the Date of Termination, but have not been reimbursed by the Company as of the Date of Termination, and (c) Executive’s accrued, unused vacation time.

1.2.    “Affiliate” means any entity controlled by, controlling, or under common control with, the Company.

1.3.    “Annual Incentive Target” means Executive’s target annual incentive opportunity expressed as a percentage of Executive’s base salary. Any “special” or other bonus arrangements are specifically excluded from this definition.

1.4.    “Base Salary” means Executive’s annual rate of base salary in effect immediately prior to the occurrence of the facts, circumstances or reasons giving rise to Executive’s termination of employment.

1.5.    “Board” means the Board of Directors of the Corporation, as constituted from time to time.

1.6.    “Business Combination” means the consummation of a reorganization, merger or consolidation or sale or other disposition of more than fifty percent (50%) of the assets of the Corporation.

1.7.    “Cause” for termination by the Company of Executive’s employment shall mean (a) Executive’s substantial, willful failure or refusal to perform the duties or render the services reasonably assigned to Executive by the Company or any Affiliate, other than resulting from Executive’s incapacity due to physical or mental illness, (b) a conviction, guilty plea or plea of nolo contendere of Executive to any felony, (c) the willful engaging by Executive in misconduct that is demonstrably and materially injurious to the Company or any Affiliate, monetarily or otherwise, (d) a material violation by Executive of the corporate governance board guidelines or code of ethics of the Company or any Affiliate, (e) a material violation by Executive of the requirements of the Sarbanes‑Oxley Act of 2002 or other federal or state securities law, rule or regulation, or (f) the repeated use of alcohol by Executive that materially interferes with his/her duties, the use of illegal drugs by Executive, or a violation by Executive of the drug and/or alcohol policies of the Company or any Affiliate. No act or omission on Executive’s part shall be considered “willful” unless it is done or omitted in bad faith or without Executive’s reasonable belief that the action or omission was in the best interests of the Company. Any purported termination for Cause that does not follow the notice provisions set forth in Section 1.20 shall be deemed a termination without Cause.

1.8.    “Change in Control” means if at any time any of the following events shall have occurred:

a.The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of Voting Securities of the Corporation where such acquisition causes any such Person to own fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities; provided, however, that for purposes of this definition, any acquisition by any Person pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subparagraph c. below shall not be deemed to result in a Change in Control;

b.Individuals constituting the Incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose appointment or election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

c.A Business Combination unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least fifty percent (50%) of the outstanding shares of common stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Voting Securities, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

d.Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

1.9.    “Change in Control Protection Period” means the period commencing on a Change in Control and ending on the second anniversary thereof.

1.10.    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

1.11.    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.12.    “Company” means Windstream Services, LLC, and any successor to its business or assets, by operation of law or otherwise.

1.13.    “Corporation” means Windstream Holdings, Inc.

1.14.    “Date of Termination” means the effective date of Executive’s termination of employment with the Company or its Affiliates.

1.15.    “Disability” shall be deemed the reason for the termination by the Company of Executive’s employment if, as a result of Executive’s incapacity due to physical or mental illness, Executive has been absent from the full‑time performance of Executive’s duties with the Company or an Affiliate for a period of six (6) consecutive months, the Company has given Executive a Notice of Termination for Disability, and, within twenty (20) business days after the Notice of Termination is given, Executive has not returned to the full‑time performance of Executive’s duties. Any purported termination for Disability that does not follow the notice provisions set forth in Section 1.20 shall be deemed not to be a termination for Disability.

1.16.    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.17.    “Good Reason” for termination by Executive of Executive’s employment means the occurrence, without Executive’s express written consent, of any one of the following:

a.    Following a Change in Control, the assignment to Executive of any duties inconsistent with Executive’s status and authority as an executive officer of the Company or of an Affiliate or a material adverse alteration in the nature or status of Executive’s authority, duties, or responsibilities from those in effect immediately prior to the Change in Control;

b.    any reduction in Executive’s Base Salary;

c.    a transfer of Executive’s principal place of employment to a location more than thirty‑five (35) miles away from his/her principal place of employment;

d.    the failure by the Company to maintain Executive’s total compensation opportunity (i.e., base salary, short‑term incentive, and long‑term incentive) in the aggregate, as of the Effective Date, or such higher compensation opportunity as determined by the Company from time to time, unless such compensation is changed by the Company as part of a change in the Company’s executive compensation program in a manner applied equally to similarly situated executives;

e.    the failure by the Company to continue to provide Executive with health, welfare, and retirement benefits substantially similar, in the aggregate, to those enjoyed by Executive under the Company’s employee benefit plans in which Executive was participating, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled in accordance with the Company’s normal vacation policy, unless such benefits are changed by the Benefits Committee of the Company as part of a change in the Company’s executive benefit program in a manner applied equally to similarly situated executives;

f.    the failure by the Company to pay to Executive any portion of Executive’s current compensation, or to pay to Executive any deferred compensation under any deferred compensation program of the Company, within five calendar days after the date the compensation is due (taking into account applicable restrictions under Section 409A or other applicable law) or to pay or reimburse Executive for any expenses incurred by him/her for required business travel; or

g.    any failure by the Company to comply with and satisfy Section 7.1 of this Agreement, other than an unintentional failure not occurring in bad faith which is remedied by the Company within thirty (30) days after receipt of notice thereof given by Executive.

An event described in Section 1.17(d) or (e) (including, but not limited to, a Company decision regarding Executive’s total compensation opportunity or health, welfare and retirement benefits, but excluding a decision made as part of a change in the Company’s executive compensation or executive benefit program that is made in a manner applied equally to similarly situated executives) shall not constitute Good Reason if Executive consents to the event in writing.
1.18.    “Incumbent Board” means the individuals who, as of the Effective Date, constitute the Board.

1.19.    “Notice of Occurrence of Good Reason” means the written notice of the occurrence of an event, which has become effective, that Executive believes to constitute Good Reason for Executive to terminate his/her employment that is communicated in accordance with Article VIII of the Agreement.

1.20.    “Notice of Termination” means the written notice of termination of Executive’s employment that is communicated in accordance with Article VIII of the Agreement. If the Company terminates Executive for Cause or Disability, the Notice of Termination shall specify in reasonable detail the grounds for the termination for Cause or Disability.

1.21.    “Outplacement Services” means outplacement services from a recognized outplacement service provider.

1.22.    “Person” means any individual, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

1.23.    “Protection Period” has the meaning specified in Section 5.11(f).

1.24.    “Section 409A” shall mean Section 409A of the Code and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

1.25.    “Voting Securities” means the securities of the Corporation which entitle the owner or holder thereof to vote generally for the election of Corporation directors.

ARTICLE II
TERM OF AGREEMENT

2.1.    This Agreement shall become effective on the Effective Date and end on the earlier of: (i) the Date of Termination; or (ii) December 31, 2019 (the “Term”). To the extent not previously terminated, the Term shall be automatically renewed for successive one‑year periods upon the terms and conditions set forth herein, commencing on December 31, 2019, and on each December 31 thereafter, unless either party gives the other party notice at least ninety (90) calendar days prior to the end of such initial or extended Term that the Term shall not be so extended. For purposes of this Agreement, any reference to the “Term” of this Agreement shall include the original term and any extension thereof. Notwithstanding the foregoing, upon the execution of a definitive agreement for a Change in Control or the consummation of a Change in Control, the Term shall be automatically extended so that the Term shall continue in full force and effect until the second anniversary of the consummation of the Change in Control. If the definitive agreement for the Change in Control is terminated prior to consummation, the automatic extension described in the previous sentence shall not apply. Executive’s employment with the Company is “at will” and may be terminated by the Company for any reason in its sole and absolute discretion in accordance with any applicable provision of Article III and the payment or provision of such benefits as may be required under this Agreement. In the event of a termination, Executive is not entitled to any additional compensation, benefits or other payments other than as provided in Article III of this Agreement.

ARTICLE III
SEVERANCE PAYMENTS AND BENEFITS

3.1.    Change in Control Protection Period. If, during a Change in Control Protection Period, (a) the Company shall terminate Executive’s employment other than for Cause, Disability or death, or (b) Executive shall terminate employment for Good Reason (after having complied with the notice requirements set forth below in Section 3.3), then the Company shall provide the following benefits to Executive, in addition to the Accrued Obligations:

Payment	How Payment is Calculated
Prorated Annual Incentive Target
Product of:
(x) Executive’s Annual Incentive Target in effect immediately prior to the Change in Control or, if higher, on the Date of Termination, and
(y) a fraction the numerator of which is the number of calendar days in the current fiscal year through the Date of Termination and the denominator of which is 365.

The prorated Annual Incentive Target shall be paid in a single lump sum as soon as administratively practicable following the effective date of the release of claims agreement detailed in Section 3.5.

Payment	How Payment is Calculated
Incentive Compensation for Completed Fiscal Year
Amount of any incentive compensation that has been allocated or awarded to Executive for a completed fiscal year or other completed measuring period preceding the occurrence of the Date of Termination under any incentive compensation plan but has not yet been paid to Executive.

The incentive compensation under this provision shall be based on actual results and paid in a single lump sum at the time all other incentive compensation payments for the applicable measuring period are paid.

Severance Pay
Product of:
(x) severance multiplier and
(y) the sum of (i) Executive’s Base Salary in effect immediately prior to the Change in Control or, if higher, on the Date of Termination, plus (ii) Executive’s Annual Incentive Target in effect immediately prior to the Change in Control or, if higher, on the Date of Termination.

The Severance Pay shall be paid in a single lump sum as soon as administratively practicable following the effective date of the release of claims agreement detailed in Section 3.5.

COBRA Premium Subsidy
The product of:
(x) Executive’s monthly premium for health and dental insurance continuation coverage for Executive and Executive’s family under COBRA, based on the monthly premium rate for such coverage in effect on the Date of Termination, and
(y) [COBRA months].

The COBRA Premium Subsidy shall be paid in a single lump sum as soon as administratively practicable following the effective date of the release of claims agreement detailed in Section 3.5.

Outplacement
The Company shall, at its sole expense as incurred, make available to Executive Outplacement Services, provided that (i) the cost to the Company shall not exceed $25,000, and (ii) in no event shall the period during which the outplacement service expenses are incurred or the period during which the expenses are paid extend beyond twelve (12) months after Executive’s Date of Termination.

Vested Benefits
The Company shall pay to Executive all vested benefits or other amounts that Executive is otherwise entitled to receive under any plan, policy, practice, program, contract or agreement with the Company or any of its Affiliates in accordance with such plan, policy, practice, program, contract or agreement except as explicitly modified herein.

If (a) Executive is terminated by the Company without Cause, or an event constituting Good Reason occurs, following the public announcement of a definitive agreement that, when consummated, would constitute a Change in Control, and (b) such Change in Control is consummated, then the termination or event constituting Good Reason will be deemed to occur within the Change in Control Protection Period, and Executive may exercise his/her rights under this Section 3.1 following the consummation of such Change in Control.
3.2.    Outside of Change in Control Protection Period. If, during the Term, (a) the Company shall terminate Executive’s employment other than for Cause, Disability or death, or (b) Executive shall terminate employment for Good Reason (after having complied with the notice requirements set forth below in Section 3.3), in either case other than during a Change in Control Protection Period, then the Company shall pay or provide the following amounts and benefits to Executive, in addition to the Accrued Obligations:

Payment	How Payment is Calculated
Prorated Annual Incentive Benefit
For any termination pursuant to this Section 3.2 which occurs on or after April 1 of the fiscal year, Executive will receive a short‑term incentive (“STI”) payment for that year, paid pro rata based on the number of days Executive worked in the year and tied exclusively to actual Company performance results. For the avoidance of doubt, the prorated bonus will exclude any portion of the bonus tied to individual performance.

The prorated STI payment will be paid in a single lump sum based on actual results at the time that all other STI payments for the applicable year are paid.

Incentive Compensation for Completed Fiscal Year
Amount of any incentive compensation that has been allocated or awarded to Executive for a completed fiscal year or other completed measuring period preceding the occurrence of the Date of Termination under any incentive compensation plan but has not yet been paid to Executive.

The incentive compensation under this provision shall be based on actual results and paid in a single lump sum at the time all other incentive compensation payments for the applicable measuring period are paid.

Severance Pay
Sum of:
(x)  Twelve (12) months of Executive’s Base Salary on the Date of Termination, and
(y) Executive’s Annual Incentive Target in effect on the Date of Termination.

The Severance Pay shall be paid in equal biweekly installments, with one installment being paid each regular pay day starting in the month following the effective date of the release of claims agreement detailed in Section 3.5.

Equity Vesting
Executive will be eligible to receive the vesting of his/her time‑based restricted equity awards that would have vested during the one (1) year period following the Date of Termination. This vesting is contingent upon Executive’s compliance with the noncompete and other

Payment	How Payment is Calculated
restrictive covenants in Article V and will not occur until the one‑year anniversary of the Date of Termination.
COBRA Premium Subsidy
The product of:
(x) Executive’s monthly premium for health and dental insurance continuation coverage for Executive and Executive’s family under COBRA, based on the monthly premium rate for such coverage in effect on the Date of Termination, and
(y) [COBRA Months].

The COBRA Premium Subsidy shall be paid in a single lump sum as soon as administratively practicable following the effective date of the release of claims agreement detailed in Section 3.5.

Outplacement
The Company shall, at its sole expense as incurred, make available to Executive Outplacement Services, provided that (i) the cost to the Company shall not exceed $25,000, and (ii) in no event shall the period during which the outplacement service expenses are incurred or the period during which the expenses are paid extend beyond twelve (12) months after Executive’s Date of Termination.

Vested Benefits
The Company shall pay to Executive all vested benefits or other amounts that Executive is otherwise entitled to receive under any plan, policy, practice, program, contract or agreement with the Company or any of its Affiliates in accordance with such plan, policy, practice, program, contract or agreement except as explicitly modified herein.

3.3.    Notice of Occurrence of Good Reason. Any Executive claiming Good Reason to terminate his/her employment must provide the Company a Notice of Occurrence of Good Reason within ninety (90) calendar days after the occurrence of the event. Unless the Company waives in writing its rights under this Section 3.3, failure for any reason to give Notice of Occurrence of Good Reason shall be deemed a waiver of the right to terminate employment for such Good Reason. Following receipt of the Notice of Occurrence of Good Reason, the Company shall have a period of thirty (30) calendar days in which to cease and/or cure the event, circumstance, or conduct specified in the Notice of Occurrence of Good Reason (the “Cure Period”). If the event, circumstance, or conduct constituting Good Reason is ceased and/or cured within the Cure Period, Executive will not be entitled to severance payments and benefits with respect to such occurrence. If the Company waives its right to cure in writing or does not cure the event, circumstance, or conduct constituting Good Reason within the Cure Period, Executive shall have thirty (30) days after the earlier of the receipt of the written waiver or end of the Cure Period to provide Notice of Termination to the Company in order to exercise the right to terminate employment for Good Reason with respect to such event, circumstance, or conduct. If Executive fails to deliver Notice of Termination within such time period, such failure shall be deemed a waiver of the right to terminate employment for Good Reason as a result of such event, circumstance, or conduct. Following the Notice of Termination, the Company will have no opportunity to cure, and Executive will be entitled to severance payments and benefits under this Agreement. Executive’s actual termination date shall be determined in the sole discretion of the Company but no later than thirty (30) calendar days from the date of the Notice of Termination. Notwithstanding anything in this Agreement to the contrary, in the event of any reduction in the Executive’s total compensation opportunity or employee benefits that would constitute Good Reason under Section 1.17, such reduction shall be disregarded for purposes of calculating amounts due to the Executive under Section 3.1 or Section 3.2.

3.4.    Voluntary Resignation without Good Reason. Executive may voluntarily terminate his/her employment hereunder at any time without Good Reason upon fourteen (14) days written notice to the Company. If, during the Term, Executive voluntarily resigns his/her employment without Good Reason, then the Company shall provide the following benefits to Executive, in addition to the Accrued Obligations:

Payment	How Payment is Calculated
Equity Vesting
Executive will be eligible to receive the vesting of his/her time‑based restricted equity awards that would have vested during the one (1) year period following the Date of Termination. This vesting is contingent upon Executive’s compliance with the noncompete and other restrictive covenants in Article V and will not occur until the one‑year anniversary of the Date of Termination.

3.5.    Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to provide any benefits to Executive under Section 3.1, 3.2 or 3.4 hereof unless: (a) Executive first executes no later than forty‑five (45) calendar days after the Date of Termination a release of claims agreement in the form attached hereto as Exhibit A, with such changes as the Company may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable law, (b) Executive does not revoke the release within seven (7) days after signature, and (c) the release becomes effective and irrevocable in accordance with its terms. If the combined release execution period and revocation period span two (2) calendar years, payments subject to the release will commence in the second calendar year.

3.6.    Exclusive Severance Benefit. Notwithstanding the foregoing provisions of this Article III, and except as specifically provided below, any severance payments or benefits received by Executive pursuant to this Agreement shall be in lieu of any benefits under the Windstream Severance Pay Plan or any other severance or reduction‑in‑force plan, program, policy, agreement or arrangement maintained by the Company or an Affiliate (not including an equity award agreement, retirement or deferred compensation plan or similar plan or agreement which may contain provisions operative on a termination of Executive’s employment or which may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment) and in lieu of any severance or separation pay benefit that may be required under applicable law. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.

3.7.    Tax Withholding. The Company may withhold from all payments due to Executive (or his/her estate) hereunder all taxes which, by applicable federal, state, local or other law, are required to be withheld.

3.8.    Coordination with WARN Act. To the extent that the Company determines that Executive’s termination may be subject to the Worker Adjustment and Retraining Notification Act or any other similar federal, state or local law regarding mass employment separations (collectively, “WARN Act”), notwithstanding any other provision of the Plan, the Company shall endeavor to comply with the WARN Act, to the extent applicable, by giving notice of the termination (“WARN Act Notice”) at least sixty (60) days in advance of the termination date. The period between the WARN Act Notice date and the termination date is hereinafter referred to as “WARN Act Notice Period.” The Company’s determination that Executive may be subject to the WARN Act and/or any corresponding actions taken or statements made are not an admission or indication that any WARN Act or WARN Act obligations are applicable, triggered, invoked or owed and do not waive or otherwise hinder the Company’s ability to argue the WARN Act does not apply or to take other similar positions.

The Company may excuse Executive from work during all or part of the WARN Act Notice Period and provide Executive with a payment or payments intended to satisfy all or part of any potential WARN Act obligations, including those during the WARN Act Notice Period. If this occurs, any benefit shall be reduced and offset by and may be coordinated with any payment(s) Executive receives during the WARN Act Notice Period. After any offset/deduction, the Company will provide the remaining benefits (subject to the release requirement described in Section 3.5) to Executive.
If Executive is not excused from work following the WARN Act Notice date, the regular salary or wages paid to Executive during the WARN Act Notice Period will constitute Executive’s usual compensation and not a benefit under the Plan.
3.9.    No Duplication. In no event shall payments in accordance with this Agreement be made in respect of more than one of Section 3.1, 3.2, or 3.4.

ARTICLE IV
TAX INFORMATION

4.1.    IRS Code Section 280G.

a.    For the purposes of this Section 4.1, the following definitions apply:

i.“Accounting Firm” means an independent, certified public accounting firm with recognized specialization and expertise in the valuation of change‑in‑control severance benefits and the tax calculations required by this Section, designated by the Company prior to a Change in Control; however, if the Accounting Firm is not willing or able to value the restrictive covenants in Article V, then the restrictive covenants shall be valued by an independent third‑party valuation specialist selected by the Company prior to a Change in Control.

ii.“Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

iii.“Net After‑Tax Benefit” means the aggregate Value of all Payments to Executive, net of all taxes imposed on Executive with respect thereto under Sections 1 and

4999 of the Code and under applicable state and local laws, as determined by the Accounting Firm after considering any value attributable to the restrictive covenants in Article V that is treated as reasonable compensation described in Section 280G(b)(4) of the Code.

iv.“Payment” shall mean any payment or distribution by the Company in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive that is contingent on a Change in Control, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise.

v.“Reduced Amount” means the greatest amount of Payments that can be paid to Executive that would not result in the imposition of the Excise Tax upon Executive if the Accounting Firm determines to reduce Payments to Executive pursuant to this Section 4.1, after considering any value attributable to the restrictive covenants in Article V that is treated as reasonable compensation described in Section 280G(b)(4) of the Code.

vi.“Value” of a Payment means the economic present value of a Payment as of the date of the Change in Control (or such other date as required pursuant to Section 280G), as determined by the Accounting Firm pursuant to Section 280G of the Code using the discount rate required by Section 280G(d)(4) of the Code.

b.    If the Accounting Firm determines that any Payment to Executive would be subject to the Excise Tax, the Accounting Firm shall determine whether to reduce the aggregate amount of the Payments payable to Executive to the Reduced Amount. The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater Net After‑Tax Benefit if Executive’s Payments were reduced to the Reduced Amount. If, instead, the Accounting Firm determines that Executive would have a greater Net After‑Tax Benefit if Executive’s Payments were not reduced to the Reduced Amount, Executive shall receive all Payments to which Executive is entitled under this Agreement.

c.    If the Accounting Firm determines that the aggregate Payments otherwise payable to Executive should be reduced to the Reduced Amount pursuant to this Section 4.1, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 4.1 shall be binding upon the Company and Executive and shall be made within thirty (30) business days after a termination of Executive’s employment or such earlier date as requested by the Company. The reduction of Executive’s Payments to the Reduced Amount, if applicable, shall be made by reducing the Payments detailed in Section 3.1 (and no other Payments) in the following order: (i) Severance Pay, (ii) Prorated Annual Incentive Target, (iii) COBRA Premium Subsidy, and (iv) Outplacement Services. All fees and expenses of the Accounting Firm pursuant to this Section 4.1 shall be borne solely by the Company.

4.2.    IRS Code Section 409A.

a.    Section 409A imposes payment restrictions on “nonqualified deferred compensation” (potentially including payments owed to Executive upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to Executive, including immediate taxation, interest and a 20% additional income tax. It is the Company’s intent that this Agreement be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short‑term deferral” exception to Section 409A to the maximum extent possible and, to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A to the maximum extent possible. To the extent that none of these exceptions applies, and to the extent that the Company determines it is necessary to comply with Section 409A (e.g., if Executive is a “specified employee” within the meaning of Section 409A), then notwithstanding any provision in this Agreement to the contrary, all amounts that would otherwise be paid or provided to Executive during the first six months following the Date of Termination shall instead be accumulated through and paid or provided (without interest) on the first business day that is more than six months after Executive’s separation from service.

b.    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and Executive is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company or its Affiliates as an employee or consultant, and for purposes of any such provision of this Agreement, references to the “Date of Termination,” a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

c.    Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. In the event the payment period under this Agreement for any nonqualified deferred compensation commences in one calendar year and ends in a second calendar year, the payments shall not be paid (or installments commenced) until the later of the first payroll date of the second calendar year, or the date that the release described in Section 3.5 becomes effective and irrevocable, to the extent necessary to comply with Section 409A. For purposes of Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

d.    Although the Company will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive (or any other individual claiming a benefit through Executive) as a result of this Agreement.

ARTICLE V
RESTRICTIVE COVENANTS

5.1.    Confidentiality. By executing this Agreement, during Executive’s employment and after the Date of Termination, Executive agrees to keep secret and confidential, and not to use or disclose to any third parties, except as directly required for Executive to perform Executive’s responsibilities for the Company, any of the Company’s Confidential Information (as defined in Section 5.11 below) acquired by Executive in connection with Executive’s employment with the Company. Executive acknowledges that the Confidential Information is the exclusive property of the Company. Upon termination of Executive’s employment with the Company, for any reason, or at the request of the Company at any time, Executive shall promptly return to the Company all property then in Executive’s possession, custody or control belonging to the Company, including all Confidential Information. Executive shall not retain any copies of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents in any form whatsoever (including information contained in computer or other electronic memory or on any computer or electronic storage device) relating in any way to the affairs of the Company and which were entrusted to Executive or obtained by Executive at any time during employment with the Company.

5.2.    Noncompetition. By executing this Agreement, Executive agrees that, during Executive’s employment and during the Protection Period (as defined in Section 5.11 below), and within the Restricted Territory (as defined in Section 5.11 below), he/she will not, in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, shareholder, investor or employee of or in any other corporation or enterprise or otherwise, perform services for or on behalf of a Competing Business (as defined in Section 5.11 below) in a Prohibited Capacity (as defined in Section 5.11 below).

5.3.    Customer Nonsolicitation. By executing this Agreement, Executive agrees that, during employment with the Company and thereafter during the Protection Period, Executive will not, directly or indirectly (in a capacity where Executive could use specialized knowledge, training, skill or expertise, Confidential Information, or customer contacts or information obtained from the Company to the detriment of the Company): (a) solicit, attempt to solicit, call on, or accept business from any Customer (as defined in Section 5.11 below) or (b) in any manner cause or attempt to cause any Customer to divert, terminate, limit, modify or fail to enter into any existing or potential business relationship with the Company.

5.4.    Employee Nonsolicitation. By executing this Agreement, Executive agrees that, during employment with the Company and thereafter during the Protection Period, Executive will not directly or indirectly engage, solicit, hire, attempt to hire, or encourage any current employee or former employee (limited to former employees whose employment has been terminated or concluded for less than six (6) months) of the Company to leave or terminate his/her employment relationship with the Company.

5.5.    Divisible Provisions. The individual terms and provisions of this Article V are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Article V shall thereby be affected. It is the intention of Executive and the Company that the potential restrictions on Executive’s solicitation and future employment imposed by this Article V be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Article V unreasonable in duration or geographic scope or otherwise, Executive and the Company agree that the restrictions and prohibitions contained herein may be modified by a court of competent jurisdiction and shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

5.6.    Injunctive Relief and Remedies. In the event of a breach or threatened breach of any of Executive’s duties and obligations under this Article V, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages it may suffer), to (a) temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach, (b) cease making payments or providing benefits under Sections 3.1, 3.2 or 3.4 of this Agreement (other than the Accrued Obligations and Vested Benefits), and (c) any other relief obtainable through statutory or common‑law means (including, but not limited to, applicable trade secrets law). By executing this Agreement, Executive expressly acknowledges that the harm that might result to the Company’s business as a result of any noncompliance by Executive with the provisions of this Article V would be largely irreparable. By executing this Agreement, Executive specifically agrees that if there is a question as to the enforceability of any of the provisions of this Article V, Executive will not engage in any conduct inconsistent with or contrary to this Article V until after the question has been resolved by a final judgment of a court of competent jurisdiction. The restrictions stated in this Article V are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable law. Nothing in this Article V is intended to or shall be interpreted as diminishing or otherwise limiting the Company’s right under applicable law to protect its trade secrets and confidential information.

5.7.    Protected Activity. Nothing contained in this Agreement, or any other agreement, policy, practice, procedure, directive or instruction maintained by the Company shall prohibit Executive from reporting possible violations of federal, state or local laws or regulations to any federal, state or local governmental agency or commission (a “Government Agency”) or from making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. Executive does not need prior authorization of any kind to make any such reports or disclosures to any Government Agency and Executive is not required to notify the Company that Executive has made such reports or disclosures. Nothing in this Agreement limits any right Executive may have to receive a whistleblower award or bounty for information provided to any Government Agency. By executing this Agreement, Executive acknowledges that the Company has informed Executive, in accordance with 18 U.S.C. § 1833(b), that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure: (a) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.8.    Notification. To enable the Company to monitor Executive’s compliance with the obligations imposed by this Article V, by executing this Agreement, Executive agrees to inform the Company, during the Protection Period, of the identity of any subsequent employer and Executive’s new job title, prior to commencing employment or serving in a potential Prohibited Capacity with another entity. Executive also agrees that he will disclose the existence of this Article V to any subsequent employer.

5.9.    Exclusion of Certain Stock Ownership. Nothing in this Article V shall prohibit Executive from being (a) a stockholder in a mutual fund or a diversified investment company or (b) a passive owner of not more than 5% of the outstanding equity securities of any class of a corporation or other entity which is publicly traded, so long as Executive has no active participation in the business of such corporation or other entity.

5.10.    Sufficient Consideration and Irreparable Damage. Executive acknowledges that the covenants contained in this Article V are a principal inducement for the willingness of the Company to enter into this Agreement and make the payments and provide the benefits to Executive under this Agreement and that the Company and Executive intend the covenants (a) to be binding upon and enforceable against Executive in accordance with their terms, regardless of whether a Change in Control or payment of any benefits occurs and notwithstanding any common or statutory law to the contrary and (b) to survive and continue in full force in accordance with their terms following the Date of Termination. Executive agrees that the obligations of the Company under this Agreement (specifically including, but not limited to, the obligation to make any payment or provide any benefit under Sections 3.1, 3.2 and 3.4) constitute sufficient consideration for the covenants contained in this Article V. The Company and Executive further agree that the restrictions contained in this Article V are reasonable in period, scope and geographical area and are necessary to protect the legitimate business interests and Confidential Information of the Company and its Affiliates. Executive agrees that he/she will notify the Company and its Affiliates in writing if he/she has, or reasonably should have, any questions regarding the applicability of this Article V. Because Executive’s services are unique and because Executive has access to Confidential Information, the parties agree that the Company and its Affiliates would be damaged irreparably in the event any of the provisions of this Article V were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. In the event that Executive breaches or threatens to breach any such provision of this Article V, the parties agree that the Company and its Affiliates shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). Executive hereby waives any claim that the Company or its Affiliates have an adequate remedy at law. The parties agree that the foregoing relief shall not be construed to limit or otherwise restrict the ability of the Company and its Affiliates to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages.

5.11.    Definitions. As used in this Article V, the following definitions shall apply:

a.    “Company” means the Company and its Affiliates.

b.    “Competing Business” means any person, corporation or enterprise that, in direct competition with the Company, provides voice, data, network and/or cloud solutions, and related services, including related services that the Company is engaged in at the time of Executive’s termination which it entered into after the execution of this Agreement, to consumer, business, enterprise, and wholesale customers of all types, regardless of whether provided via a reseller, agent, dealer, cable operator, ILEC, CLEC, VOIP provider, interexchange carrier, or other provider using forms of communication technology.  Voice, data, network, cloud solutions, and related services include, but are not limited to:

i.Consumer products and services including local and long distance, broadband, and digital TV;

ii.Business and Enterprise products and services including voice, data network services, managed services, SD‑WAN, cloud security products, unified communications, MPLS networking/security, UCaaS, CCaaS, business continuity, and similar cloud‑based services; and

iii.Wholesale products and services including Ethernet, transport, infrastructure, colocation, IP‑VPN, and fiber to the tower.

“Competing Business” excludes wireless communication services but includes fixed wireless broadband services.
c.    “Confidential Information” means information pertaining to the business of the Company that is generally not known to or readily ascertainable to the industry in which the Company competes, and that gives or tends to give the Company a competitive advantage over persons who do not possess such information or the secrecy of which is otherwise of value to the Company in the conduct of its business regardless of when and by whom such information was developed or acquired, and regardless of whether any of these are described in writing, copyrightable or considered copyrightable, patentable or considered patentable. Confidential Information includes, but is not limited to, the Company’s trade secrets, information related to present and potential customers, vendors and suppliers (including, but not limited to, lists, contact information, requirements, contract terms, and pricing), methods of operations, research and development, product information, business technical information, including technical data, techniques, solutions, test methods, quality control systems, processes, design specifications, technical formulas, procedures and information, sales plans and strategies, pricing and profit information, financial information, marketing data, all agreements, schematics, manuals, studies, reports, and statistical information relating to the Company, all formulations, database files, information technology, strategic alliances, products, services, programs and processes used or sold, and all software licensed or developed by the Company, computer programs, systems and/or software, ideas, inventions, business information, know‑how, improvements, designs, redesigns, creations, discoveries and developments of the Company. Confidential Information includes all forms of the information, whether oral, written or contained in electronic or any other format. Confidential Information excludes information which (i) is in the public domain through no act or omission of Executive in violation of any agreement that Executive is a party to with the Company, or (ii) has become available to Executive on a nonconfidential basis from a source other than the Company without breach of such source’s confidentiality or nondisclosure obligations to the Company.

d.    “Customer” means any actual or former customer or client of the Company that Executive knows to have been engaged as a customer or client of the Company during the one (1) year period prior to the Date of Termination.

e.    “Prohibited Capacity” means:

i.The same or similar capacity or function in which Executive worked for the Company at any time during the last two (2) years of Executive’s employment; or

ii.Any other capacity in which Executive’s knowledge of Confidential Information would render Executive’s assistance to a Competing Business a competitive advantage.

f.    “Protection Period” means:

i.The period commencing on the Date of Termination and ending on the date [Add Months of Protection Period] after the Date of Termination, if Executive is terminated and receives benefits pursuant to Section 3.1 of this Agreement; or

ii.The period commencing on the Date of Termination and ending on the date one (1) year after the Date of Termination, if Executive is terminated for any reason outside of Section 3.1 of this Agreement, regardless of whether the termination is voluntary or involuntary. Notwithstanding the foregoing, the Protection Period shall not apply following a termination of this Agreement due to non-renewal pursuant to Section 2.1, either by the Company or the Executive, in which severance payments and benefits are not provided under Sections 3.1 or 3.2.

In the event Executive breaches the covenants contained in this Article V, the periods defined in this Section shall be extended for an additional period of time equal to the time that elapses from the commencement of the breach to the later of (a) the termination of such breach or (b) the final resolution of any litigation stemming from such breach.
g.    “Restricted Territory” means any state in which the Company or an Affiliate is licensed as an incumbent or competitive local exchange carrier.

ARTICLE VI
DISPUTES

6.1.    Any dispute or controversy arising out of or in connection with this Agreement shall, upon a written notice from Executive to the Company either before suit thereupon is filed or within twenty (20) business days thereafter, be settled exclusively by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration proceeding shall be conducted before a panel of three (3) arbitrators sitting (a) if Executive is employed by the Company or any Affiliate at the time of the initiation of the arbitration, in the municipality in which Executive’s principal place of employment is located at the time, and (b) if Executive’s employment with the Company or any Affiliate has terminated prior to the time of initiation of the arbitration, at a location that is within fifty (50) miles of the location of Executive’s principal place of employment at the time of his/her termination of employment. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Executive shall, however, be entitled to seek specific performance of the Company’s obligations hereunder during the pendency of any dispute or controversy arising under on in connection with this Agreement in a court of competent jurisdiction in accordance with Section 6.2 below. Notwithstanding the foregoing, the

Company shall not be required to seek or participate in arbitration regarding any breach or threatened breach by Executive of his/her obligations in Article V, but may pursue its remedies for such breach in a court of competent jurisdiction in accordance with Section 6.2 below.

6.2.    Any legal action concerning this Agreement, other than an arbitration described in Section 6.1, whether instituted by the Company or Executive, shall be brought and resolved only in a state court or federal court of competent jurisdiction located in the territory that encompasses the city, county or parish in which Executive’s principal residence is located, or was located at the time of termination of employment. The Company hereby irrevocably consents and submits to and shall take any action necessary to subject itself to the personal jurisdiction of that court and hereby irrevocably agrees that all claims in respect of the action shall be instituted, heard and determined in that court. The Company agrees that such court is a convenient forum, and hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of the action. Any final judgment in the action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

6.3.    Provided that Executive prevails on any material claim made by him/her, and disputed by the Company, under the terms of this Agreement, the Company agrees to pay (within thirty (30) business days following the Company’s receipt of an invoice from Executive), to the full extent permitted by law, all legal fees and expenses which Executive (or his/her heirs or legal representatives) may reasonably incur as a result of any contest by either party (including, as the case may be, the Company, any of its affiliates or their respective predecessors, successors or assigns, or Executive, his/her estate, beneficiaries or their respective successors and assigns) of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement).

ARTICLE VII
SUCCESSORS

7.1.    In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Article VII shall continue to apply to each subsequent employer of Executive bound by this Agreement in the event of any merger, consolidation or transfer of all or substantially all of the business or assets of that subsequent employer.

7.2.    This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amount would be payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive) if Executive had continued to live, the amount, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives, or administrators of Executive’s estate.

ARTICLE VIII
NOTICES

8.1    For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by (1) United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt; (2) personal delivery to the Chief Executive Officer or Chief Human Resources & Legal Officer; or (3) email:

To the Company, with a copy to the Chief Human Resources & Legal Officer:
Windstream Services, LLC
4001 Rodney Parham Road
Little Rock, Arkansas 72212
Attention: Chief Executive Officer
Tony.thomas@windstream.com
John.fletcher@windstream.com
To Executive: At Executive’s most recent mailing address in the records of Windstream Services, LLC, or at Executive’s Windstream employee email address (during employment).
ARTICLE IX
MISCELLANEOUS

9.1    This Agreement embodies the entire agreement of the parties hereto relating to separation or severance pay and, except as specifically provided herein, no provisions of any employee manual, personnel policies, corporate directives or other agreement or document shall be deemed to modify the terms of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall supersede the provisions of restricted shares agreements which provide for the vesting of unvested restricted share awards upon a qualified termination following a Change‑in‑Control. Except as otherwise provided in Section 5.5, no amendment or modification of this Agreement shall be valid or binding upon Executive or the Company unless made in writing and signed by the parties hereto. This Agreement supersedes all prior understandings and agreements addressing severance or separation pay to which Executive and the Company or an Affiliate are or were parties, including any previous Change‑in‑Control Agreements, offer letter provisions, or other employment agreements.

9.2    No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.3    No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

9.4    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.5    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date set forth above.

WINDSTREAM SERVICES, LLC
By:
Tony Thomas
President and CEO

EXECUTIVE

[Name]
[Title]

Exhibit A
CONFIDENTIAL GENERAL RELEASE
This CONFIDENTIAL GENERAL RELEASE (this “General Release”) is made and entered into by and between Windstream Services, LLC (“Windstream” or “Company”) and [name] (“Executive” or sometimes referred to herein as “you”).
WITNESSETH
In consideration of the mutual promises herein contained, Windstream and Executive agree as follows:
FIRST: You are hereby informed that you have forty‑five (45) calendar days from [date] to consider the terms of this General Release. You are advised to discuss the terms with an attorney of your choice. The forty‑five (45) calendar days shall expire on [date]. If you choose to execute this General Release before the end of forty‑five (45) days, that is solely your choice. If you choose to execute this General Release, you will have seven (7) days from the date of execution to revoke, i.e. cancel, your consent to the General Release. If you choose to revoke this General Release, you must notify the Chief Human Resources & Legal Officer in writing of your revocation within the seven (7) day revocation period. The separation benefits outlined in Paragraph SECOND shall not be due and payable, and this General Release shall not become effective, binding or enforceable, until the seven (7) day revocation period has expired. Once the seven (7) day revocation period has elapsed, you can no longer revoke your acceptance of the separation benefits outlined in Paragraph SECOND or this General Release.
SECOND: Executive is party to a Change‑in‑Control and Severance Agreement with Windstream (the “Agreement”). Windstream agrees that when you have signed this General Release, returned the signed original to Windstream on or before [date], and remain in compliance with all conditions and agreements in this General Release, including, without limitation, paragraphs EIGHTH and ELEVENTH, you will receive the payments and benefits set forth in Section [___] of the Agreement, pursuant to the terms of the Agreement.
You acknowledge and agree that the payments and promises made by Windstream hereunder represent substantial value over and above that to which you would otherwise be entitled. You acknowledge and agree that the payments described herein are in lieu of and replace any other severance benefits to which you may be entitled. Windstream shall have the right to deduct from all payments made under this General Release any federal, state, local, foreign or other taxes which are required to be withheld with respect to such payments.
THIRD: The parties acknowledge that this General Release is entered into solely for the purpose of ending their employment relationship on an amicable basis and shall not be construed as an admission of liability or wrongdoing by either party and that both the Windstream Group (defined below) and Executive have expressly denied any such liability or wrongdoing. Executive agrees that he/she is eligible for reemployment by Windstream Group only by mutual agreement and consent of the parties.

FOURTH: You state and agree that your last day worked at Windstream was on [date], with an effective termination date of [date] (the “Date of Termination”). You state and agree that, if applicable, you are no longer an officer of the Company, any companies controlled by, controlling or under common control with the Company, and any predecessors, successors or assigns to the foregoing.
FIFTH: You understand, acknowledge and agree that your participation, if eligible and enrolled, under Windstream’s Health, Dental, Term Life Insurance, Vision Insurance and Voluntary Life Insurance ends as of [date], and Long Term Disability Insurance ends as of the Date of Termination. You will remain eligible to continue health and dental coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), if you enroll and meet all the requirements for participation. Amounts that are vested benefits or which you are otherwise entitled to receive under any plan or arrangement with Windstream as of the Date of Termination shall be payable in accordance with such plan or arrangement except as modified by this General Release. Unless otherwise provided in this paragraph FIFTH, as of the Date of Termination you shall cease to be eligible to participate in Windstream’s compensation, benefit, incentive (including, but not limited to, individual incentive, project incentive, annual incentive, long‑term incentive and annual bonus), pension, welfare and other plans and arrangements, and any predecessor or successor to any such plans and arrangements.
SIXTH: As a material inducement to Windstream to enter into this General Release, you, on your own behalf and on behalf of your heirs, representatives, agents and assigns by dower or otherwise, hereby irrevocably and unconditionally COVENANT NOT TO SUE OR OTHERWISE VOLUNTARILY PARTICIPATE IN ANY LAWSUIT AGAINST, FULLY RELEASE, ACQUIT, INDEMNIFY, HOLD HARMLESS and OTHERWISE FOREVER DISCHARGE (a) Windstream Services, LLC, (b) any companies controlled by, controlling or under common control with Windstream Services, LLC, and any predecessors, successors or assigns to the foregoing (together with Windstream Services, LLC, the “Windstream Group”), (c) the Windstream Group’s compensation, benefit, incentive (including, but not limited to, individual incentive, project incentive, annual incentive, long‑term incentive and annual bonus), pension, welfare and other plans and arrangements, and any predecessor or successor to any such plans and arrangements (including the sponsors, administrators and fiduciaries of any such plan and/or arrangements), and (d) any of the Windstream Group’s current or former officers, directors, agents, executives, employees, attorneys, insurers, shareholders, predecessors, successors or assigns (hereinafter collectively “Releases”) from any and all actions, charges, claims, debts, complaints, demands, damages or liabilities of any kind or character whatsoever, known or unknown, in law or in equity (“Claims”), which you now have or may have had whether or not based on or arising out of your employment relationship with the Windstream Group or the termination of that employment relationship through the date of execution of this General Release. You understand and agree that you are waiving and releasing any and all Claims, including, but not limited to, the following:
a.    Those arising under any federal, state or local statute, ordinance or common law governing or relating to your employment relationship, including, but not limited to, (i) any claims on account of, arising out of or in any way connected with your hiring by the Windstream Group, employment with the Windstream Group or the termination of that employment, (ii) any claims alleged or which could have been alleged in any charge or complaint against the Windstream Group, including, but not limited to, those with the Equal Employment Opportunity Commission, or other similar state agency, the Occupational Safety and Health Administration, and the Secretary of Labor, (iii) any claims relating to the conduct, including action or inaction, of any executive, employee, officer, director, agent or other representative of the Windstream Group, (iv) any claims of discrimination, harassment or retaliation on any basis, (v) any claims arising from any legal restrictions on an employer’s right to separate its employees, (vi) any claims for personal injury, compensatory or punitive damages, front pay, back pay, liquidated damages, treble damages, legal and/or attorneys’ fees, expenses and litigation costs or other forms of relief, (vii) any claims for compensation and benefits, (viii) any cause of action or claim that could have been asserted in any litigation or other dispute resolution process, regardless of forum (judicial, arbitral or other), against any employee, officer, director, agent or other representative of the Windstream Group, (ix) any claim for, or right to, arbitration, and any claim alleged or which could have been alleged in any charge, complaint or request for arbitration against the Windstream Group, (x) any claim on account of, arising out of or in any way connected with any employment agreement between you and the Windstream Group, (xi) any claim on account of, arising out of or in any way connected with the alleged termination of your employment without “cause” or for “good reason,” (xii) any claim on account of, arising out of or in any way connected with medical, dental, life insurance or other welfare benefit plan coverage, and (xiii) all other causes of action sounding in contract, tort or other common‑law basis, including, but not limited to: (A) the breach of any alleged oral or written contract, (B) negligent or intentional misrepresentations, (C) wrongful discharge, (D) just cause dismissal, (E) defamation, (F) interference with contract or business relationship, (G) negligent or intentional infliction of emotional distress, (H) promissory estoppel, (I) claims in equity or public policy, (J) assault, (K) battery, (L) breach of employee handbooks, manuals or other policies, (M) breach of fiduciary duty, (N) false imprisonment, (O) fraud, (P) invasion of privacy, (Q) whistleblower claims, (R) negligence, negligent hiring, retention or supervision and (S) constructive discharge; and
b.    Those arising under any law relating to sex, age, race, color, religion, handicap or disability, harassment, veteran status, sexual orientation, retaliation, or national origin discrimination, including, without limitation, any rights or claims arising under Title VII of the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. §§ 1981 and 2000(e) et seq., the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12,101 et seq.; Sections 806 and 1107 of the Sarbanes‑Oxley Act of 2002; the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201 et seq.; the National Labor Relations Act, 29 U.S.C. §§ 151 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; any state’s Worker Adjustment and Retraining Notification Act; any state’s Human Rights Act; any state’s Wage Payment and Collection Law; and any other similar state statutes, as such statutes may be amended from time to time; and
c.    Those arising out of Employee Retirement Income Security Act of 1974, as amended; and

d.    Those arising out of the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; and
e.    Those arising under the civil rights, labor and employment laws of any state, municipality or local ordinance; and
f.    Any claim for reinstatement, compensatory damages, back pay, front pay, interest, punitive damages, special damages, legal and/or attorneys’ fees, expenses and litigation costs, including expert fees; and
g.    Those arising out of any other federal, state or local law that affords employees or individuals protection of any kind whatsoever; and
h.    Subject to Paragraph THIRTEENTH, those arising under the following agreements or plans (and any predecessor or successor to any such agreements or plans):

•	Windstream Corporation 2006 Equity Incentive Plan, including without limitation all Restricted Share Agreements between Windstream and you;

•	Windstream Corporation Performance Incentive Compensation Plan; and

•	Windstream Severance Pay Plan.

SEVENTH: You represent and agree that you have not filed any Claim against the Releases. Nothing contained in this General Release, or any other agreement, policy, practice, procedure, directive or instruction maintained by the Company, shall prohibit Executive from reporting possible violations of federal, state or local laws or regulations to any federal, state or local governmental agency or commission (a “Government Agency”) or from making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. Executive does not need prior authorization of any kind to make any such reports or disclosures to any Government Agency, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Nothing in this General Release limits any right Executive may have to receive a whistleblower award or bounty for information provided to any Government Agency. By executing this General Release, Executive acknowledges that the Company has informed Executive, in accordance with 18 U.S.C. § 1833(b), that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure: (a) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
EIGHTH: As further consideration and material inducement for Windstream to enter into this General Release, you agree not to disclose, orally or in writing, to any person, corporation, firm, business, entity, court or governmental authority, without the prior written consent of Windstream:

a.    the terms and provisions of this General Release, including, but not limited to, the amounts paid pursuant to this General Release; or
b.    any documents, files, records or any other information related to this General Release.
Notwithstanding the foregoing, Executive may disclose information about this General Release to (1) his/her spouse, (2) his/her attorney, and (3) his/her tax advisor solely for the purpose of obtaining tax advice, so long as each person agrees to the confidentiality provisions in this paragraph EIGHTH. Further, you agree to refrain from disparaging any member of the Windstream Group, its officers, Board of Directors, or other Releases in statements or releases to the media or in verbal or written communications with Windstream customers, employees or individuals or representatives of entities with whom Windstream has a current contractual relationship.
The Company agrees that Executive may respond to legitimate inquiries regarding his/her employment with the Company by stating that the parties terminated their relationship on an amicable basis and that the parties have entered into a confidential General Release that prohibits him/her from further discussing the specifics of his/her separation. Nothing contained herein shall be construed to prevent Executive from discussing or otherwise advising subsequent employers of the existence of any obligations as set forth in the General Release. Further, nothing contained herein shall be construed to limit or otherwise restrict the Windstream Group’s ability to disclose the terms and conditions of the General Release as may be required by law or business necessity.
NINTH: Any and all Windstream Group papers, records, files (complete or in process), keys, documents, credit cards, confidential or proprietary information, trade secrets, databases and compilations, computer software programs, computer hardware, customer information, blueprints, personal communication devices, equipment, or any other property owned by the Windstream Group in your possession or under your control on your last day of employment shall be immediately returned to Windstream Group (without your retaining any copies thereof).
TENTH: You acknowledge that you are no longer authorized to incur any expenses on behalf of the Windstream Group or bind the Windstream Group in any way after your last day of employment. If you should bind or attempt to bind the Windstream Group in any way after your last day of employment, you agree to indemnify, defend and hold the Windstream Group harmless against any loss, damage, claim or expense (including reasonable attorneys’ fees) arising from such unauthorized actions.
ELEVENTH: You agree to be reasonably available and cooperate with Windstream Group officials and designated agents with respect to any possible, potential or actual court or administrative agency proceedings brought by or against the Windstream Group about which you may have knowledge or information. Windstream Group shall reimburse you for any reasonable expenses you incur in complying with this provision.
TWELFTH: Notwithstanding anything herein to the contrary, the sole matters to which this General Release does not apply are: (a) your rights of indemnification and directors and officers liability insurance coverage to which you were entitled immediately prior to your termination of employment with regard to your service as an officer or director of any member of the Windstream Group, if applicable, (b) your rights under any tax‑qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement (whether tax‑qualified or not) maintained by the Windstream Group or under COBRA, (c) your rights under any equity awards, agreements or plans for which you received grants prior to termination and which by their terms or the terms of the Agreement do not lapse; or (d) your rights to receive the payments and other consideration specified in paragraph SECOND of this General Release.
THIRTEENTH: In the event that you breach or threaten to breach any provision of this General Release, you agree that the Windstream Group shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief. You hereby waive any claim that the Windstream Group has an adequate remedy at law. In addition, and to the extent not prohibited by law, you agree that the prevailing party shall be entitled to an award of all costs and attorneys’ fees in any successful effort to enforce the terms of this General Release. You agree that the foregoing relief shall not be construed to limit or otherwise restrict the Windstream Group’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Moreover, if you pursue any claims against any Releasee subject to this General Release, you agree to immediately reimburse Windstream the amount of the payments and the value of the other consideration received by you in accordance with Paragraph SECOND of this General Release to the fullest extent permitted by law.
FOURTEENTH: You state and agree that in executing this General Release you do not rely and have not relied upon any representation or statement made by Windstream or by any of Windstream’s agents, representatives or attorneys with regard to the subject matter, bases or effect of this General Release.
FIFTEENTH: Each of the promises and obligations contained in this General Release shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the parties.
SIXTEENTH: This General Release shall in all respects be governed under the Laws of the State of Arkansas.
SEVENTEENTH: This General Release sets forth the entire agreement between you and Windstream and fully supersedes or replaces any and all prior agreements or understandings between the parties relating to the subject matter contained in the General Release. Notwithstanding the preceding sentence, this General Release shall not supersede or have any effect on any prior confidentiality, noncompetition, nonsolicitation, or nondisclosure covenant(s) executed by you for the benefit of the Windstream Group, specifically including, but not limited to, Article V of the Agreement.
EIGHTEENTH: It is the desire of the parties that if any of the provisions of this General Release be judged to be invalid or unenforceable, or if compliance with any provision is restrained until a final determination as to its legality, then the changes or restraint will apply only to the operation of that part or parts judged invalid, unenforceable or restrained. To the extent any part of this General Release is deemed invalid, unenforceable or restrained, the remaining agreement parts will be valid and enforceable to the fullest extent possible.
NINETEENTH: This General Release may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

NOTICE TO EXECUTIVE - PLEASE READ CAREFULLY BEFORE SIGNING:
THIS GENERAL RELEASE IS A LEGALLY BINDING DOCUMENT WITH IMPORTANT LEGAL CONSEQUENCES. YOU ARE ENTITLED TO A PERIOD OF NOT LESS THAN FORTY‑FIVE (45) CALENDAR DAYS IN WHICH TO REVIEW AND CONSIDER THIS DOCUMENT BEFORE SIGNING IT. PLEASE RETURN THE SIGNED GENERAL RELEASE TO:
Windstream Services, LLC
4001 Rodney Parham Drive
Mailstop B1F02‑93
Little Rock, AR 72212
Attn: Chief Human Resources & Legal Officer
IT IS RECOMMENDED THAT YOU CONSULT YOUR OWN ATTORNEY BEFORE SIGNING THIS DOCUMENT. BY SIGNING BELOW YOU ACKNOWLEDGE THAT YOU HAVE READ, FULLY UNDERSTAND, AND VOLUNTARILY AGREE TO ALL OF THE PROVISIONS CONTAINED IN THIS GENERAL RELEASE.
IN WITNESS WHEREOF, the parties have themselves signed, or caused a duly authorized agent thereof to sign, this General Release on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

EXECUTIVE [DO NOT SIGN UNTIL AFTER SEPARATION DATE]	WINDSTREAM SERVICES, LLC
Signed:	Signed:
Print Name:	Title:
Date:	Date: